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                                                                   Exhibit 10.37

                             CONTINGENT BONUS PLAN

In January 1995, the Compensation and Option Committee of the Company approved long-term contingent bonuses applicable to Messrs. Newman, McAtee and Kagan. The aggregate amounts of such bonuses which may be earned by Messrs. Newman, McAtee and Kagan are $216,904, $123,176 and $206,000, respectively. Each such individual would be entitled to receive 25% of his aggregate potential bonus on or after October 31, 1995, 1996, 1997 and 1998, on a cumulative basis, but only if the conditions discussed below are satisfied. The bonuses will be considered earned by the executive officer and payable by the Company only if
(i) each respective bonus is utilized to pay the exercise price of stock options for the purchase of Common Stock and (ii) the executive officer has remained in the continuous employment of the Company until the date when each such bonus, or portion thereof, is paid. The bonuses may be payable in one or more installments as and when the executive officer elects to exercise stock options, provided that the conditions to the receipt of the bonus have been satisfied on the payment date thereof.